EXHIBIT 99.1

The Hallwood Group Incorporated

3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214.528.5588 • Fax: 214.323.0233

FOR IMMEDIATE RELEASE

Contact:	Richard Kelley, Chief Financial Officer

800.225.0135 • 214.528.5588

HALLWOOD GROUP REPORTS NOTICE

OF DELISTING FROM THE NYSE MKT

Dallas, Texas, April 15, 2013. The Hallwood Group Incorporated (NYSE MKT: HWG) reported it has received a notice from the NYSE MKT LLC (the “Exchange”) of potential delisting or failure to satisfy a continued listing rule or standard.

The Exchange determined the Company’s financial condition has become impaired based upon its review of the Company’s Form 10-K for the fiscal year ended December 31, 2012. As a result of the Exchange’s review and determination, the Company is not in compliance with one of the Exchange’s continued listing standards, and therefore has become subject to the procedures and requirements of Section 1009 of the NYSE MKT Company Guide (“Company Guide”). Specifically, the Company is not in compliance with Section 1003(a)(iv) of the Company Guide in that it has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and/or meet its obligations as they mature.

The letter states that, in order to maintain the Company’s listing with the Exchange, the Company must submit a plan of compliance by May 13, 2013 addressing how it intends to regain compliance with Section 1003(a)(iv) by July 15, 2013. If the Company does not submit a plan, or if the plan is not accepted by the Exchange, the Company will be subject to delisting proceedings. Furthermore, if the plan is accepted but the Company is not in compliance with the continued listing standards of the Company Guide by July 15, 2013, or if the Company does not make progress consistent with the plan, the Exchange staff will initiate delisting proceedings in accordance with Section 1010 and Part 12 of the Company Guide.